Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 333-270985) of Compugen Ltd., and

2.
Registration Statements (Form S-8 Nos. 333-169239, 333-204869, 333-223937, 333-240182, 333-251263, 333-266508) pertaining to Compugen Ltd. 2010 Share Incentive Plan and 2021 Employee Share Purchase Plan;

of our reports dated March 2, 2026, with respect to the consolidated financial statements of Compugen Ltd. and the effectiveness of internal control over financial reporting of Compugen Ltd. included in this Annual Report (Form 20-F) of Compugen Ltd. for the year ended December 31, 2025.

/s/ KOST FORER GABBAY & KASIERER A Member Firm of EY Global Tel-Aviv, Israel March 2, 2026